EXHIBIT 99.1
RBC Life Sciences®

February 25, 2009
RBC Life Sciences’ 2008 Net Sales Increase 13 Percent as its Nutritional Supplements and Medical Products Brands See Continued Growth
Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, announced today that 2008 net sales increased 13 percent year over year as the company continued its domestic and international growth.
The company reported net sales of $30.4 million for the year ended December 31, 2008, compared to $27 million during the same period last year. It also reported net earnings of $1.62 million, or $0.07 per diluted share, in 2008 compared to net earnings of $1.69 million, or $0.08 per diluted share, in 2007.
“In 2008, RBC Life Sciences continued the surge in growth that the company witnessed in 2007, when the firm produced record-setting earnings,” said President and CEO John W. Price. “Sales generated by our international licensees grew 18 percent year over year while sales generated by our medical products brand, MPM Medical, Inc, grew 41 percent during that time. This growth is occurring at the same time that we are beginning to see good gains in our domestic, independent sales force.”
Mr. Price, who was promoted to CEO last month, began laying the framework in early 2008 for increased domestic and international growth across the company’s nutritional supplements and medical products brands. In addition to hiring a sales director, communications director, science and technology director and a new vice president of marketing, Mr. Price recruited a strategic-growth veteran to the board of directors.
With international sales running strongly, Mr. Price redoubled the company’s focus on rebuilding the independent Associate base responsible for driving domestic sales of nutritional supplements. Since launching the first phase of this effort on November 1, more than 1,000 new Associates have joined RBC Life Sciences. The second phase of the rebuilding effort will include revising the Associate compensation system to make it one of the industry’s most-rewarding payout plans.
Mr. Price said that 2008 net earnings were affected by improvements to RBC Life Sciences headquarters’ facility and upgrades to its operational infrastructure.

About RBC Life Sciences

RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC Life Sciences also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the Company’s Web site at www.rbclifesciences.com.
The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange
Contacts:
Alan Van Zelfden
RBC Life Sciences
972-893-4050
alan.vanzelfden@rbclifesciences.com
Steve Brown
RBC Life Sciences
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences 2008 Earnings
February 25, 2009

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Years Ended December 31,
	2008	2007

Net sales	$30,409	$27,029
Gross profit	15,494	14,899
Operating profit	2,852	2,899
Earnings before income taxes	2,677	2,689
Provision for income taxes	1,061	997
Net earnings	1,616	1,692

Earnings per share — basic	$0.08	$0.08
Earnings per share — diluted	0.07	0.08

Weighted average shares outstanding — basic	21,465	20,396
Weighted average shares outstanding — diluted	22,839	22,206
RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$4,973	$6,369
Inventories	5,707	4,725
Other current assets	2,245	1,334

Total current assets	12,925	12,428
Other assets	6,841	6,730

Total assets	$19,766	$19,158

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$3,228	$4,431
Deferred revenue	4,279	4,323
Other current liabilities	144	136

Total current liabilities	7,651	8,890
Other liabilities	2,728	2,690
Shareholders’ equity	9,387	7,578

Total liabilities and shareholders’ equity	$19,766	$19,158

# # # #